Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-149290 on Form S-11 of our report dated March 16, 2009 relating to the statement of revenues and certain operating expenses for the SC Hoover property (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A of Cole Credit Property Trust III, Inc., filed with the U.S. Securities and Exchange Commission on March 18, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 30, 2009